Exhibit 99.1

            CYTOMEDIX SECURES SECOND DEPUY SPINE LICENSING AGREEMENT

License Adds Additional Fields of Use; Modifies Previous Agreement's Exclusivity


         ROCKVILLE, Maryland - March 8, 2005 - Cytomedix, Inc. (CYME:OTC.BB) today announced that it has entered into a second licensing agreement with DePuy Spine, Inc., a Johnson and Johnson company. The additional license of Cytomedix's Knighton patent (US Patent No. 5,165,938) is for all applications of its autologous platelet releasate therapy, excluding treatment of chronic wounds, such as pressure ulcers, venous stasis or diabetic foot ulcers.

         The company also said that DePuy Spine's existing exclusive licensing agreement for spinal, orthopedic and neurosurgical applications would be converted to a non-exclusive license to practice in those fields. Financial details of the new agreement were not disclosed.

         "Depuy Spine has been a licensee of Cytomedix's technology since 2001, and we are pleased to announce the broadening of our license arrangements with them," said Dr. Kshitij Mohan, chief executive officer of Cytomedix.

         "Today's announcement represents another milestone in Cytomedix's previously announced strategy of broadly licensing the use of our technology across a breadth of clinical applications. We continue to believe our technology is gaining increased awareness and acceptance by medical companies, healthcare providers and patients alike. The agreements announced today will permit Cytomedix to pursue new licensing relationships with customers interested in licensing our technology for orthopedic, spinal and neurosurgical applications, and we believe it provides Cytomedix with increased opportunities to negotiate license arrangements with parties that are interested in licenses in multiple fields of use. Cytomedix will continue to aggressively pursue these additional licensing opportunities. At the same time, we will vigorously defend our intellectual property in the courts through legal measures when necessary," Mohan said.

ABOUT CYTOMEDIX

         Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(TM) System, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a well-controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: www.cytomedix.com.

FORWARD LOOKING STATEMENTS

         Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the increase or decrease in royalties as a result of the new agreement with DePuy, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.